Exhibit 99.2

For Immediate Release

Contact:	(News Media) Barbara Ciesemier, Corporate Communications +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO FINANCIAL GROUP ISSUES CONVERSION RIGHT TERMINATION NOTICE FOR ITS 7.0% CONVERTIBLE SENIOR DEBENTURES DUE 2016
CARMEL, Ind., July 1, 2013 - CNO Financial Group, Inc. (NYSE:CNO) ("CNO" or the "Company") has issued a conversion right termination notice to holders of its 7.0% Convertible Senior Debentures due 2016 (the "Debentures"). As of July 1, 2013, $29.2 million in aggregate principal amount of the Debentures was outstanding.
The Company has elected to terminate the right to convert the Debentures into shares of its common stock, effective as of July 30, 2013. Holders of the Debentures may exercise their conversion right at any time on or prior to the close of business on July 30, 2013. Holders exercising their conversion right on or before July 30, 2013 will receive a number of shares of in an amount equal to the conversion rate applicable per $1,000 principal amount of Debentures converted by such Holder. The current conversion rate is equal to 184.3127 shares of common stock per $1,000 principal amount of Debentures converted.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any Debentures or shares of common stock, nor may there be any sale of Debentures or shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About CNO
CNO is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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